UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 16, 2015

OCATA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50295	87-0656515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Locke Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 756-1212

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

Offering of Common Stock and Warrants

On June 16, 2015, Ocata Therapeutics, Inc., (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), with Jefferies LLC and Cowen and Company, LLC, as representatives of the several underwriters, related to a public offering (the “Offering”) of an aggregate of 5,500,000 shares of common stock, par value $0.001 per share (the “Shares”), together with accompanying warrants to purchase an aggregate of 2,750,000 shares of common stock (the “Warrants”). In addition, the Underwriting Agreement provides the underwriters a 30-day option to purchase up to an additional 825,000 shares of common stock and/or warrants to purchase an additional 412,500 shares of common stock from the Company.

The Shares and Warrants are being sold in combination, with one Warrant for each Share sold, representing the right to purchase 0.50 shares of common stock. The combined purchase price to the public for each Share and accompanying Warrant is $5.50. The combined purchase price to be paid by the underwriters to the Company for the Shares and accompanying Warrants will be $5.17. The closing of the offering is expected to take place on June 22, 2015, subject to the satisfaction of customary closing conditions. The Company estimates that the net proceeds from the sale of the Shares and accompanying Warrants, excluding the proceeds, if any, from the exercise of the Warrants issued in the offering, will be approximately $28.2 million after deducting the underwriting discount and estimated offering expenses payable by the Company.

The Warrants may be exercised at any time after December 22, 2015 until December 22, 2020. The initial exercise price for the Warrants will be $7.48 subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Company’s common stock.

The Shares and Warrants are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (Registration No. 333-199311) registering an aggregate of $100 million of designated securities of the Company. The shelf registration statement was declared effective by the SEC on November 14, 2014.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

A copy of the legal opinion of Goodwin Procter LLP, relating to the validity of the Shares and the binding nature of the Warrants issued in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

The foregoing summaries of the terms of the Underwriting Agreement and the Warrants are subject to, and qualified in their entirety by such documents attached herewith as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Forward-Looking Statements

Statements in this report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to the Company’s issuance of securities and the amount of proceeds from the Offering and the closing of the Offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from any results expressed or implied by such forward-looking statements. For example, there are risks associated with the Underwriters fulfilling their obligations to purchase the securities and the Company’s ability to satisfy its conditions to close the Offering. Risk factors that may cause actual results to differ are discussed in the Company’s SEC filings, including its annual report on Form 10-K for the year ended December 31, 2014. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this report as a result of new information, future events or otherwise.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 16, 2015, by and between Ocata Therapeutics, Inc. and Jefferies LLC and Cowen and Company, LLC.

4.1	Form of Warrant to Purchase Common Stock.

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ocata Therapeutics, Inc.

Date: June 17, 2015	By:	/s/ Edward Myles
Edward Myles Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 16, 2015, by and between Ocata Therapeutics, Inc. and Jefferies LLC and Cowen and Company, LLC.

4.1	Form of Warrant. to Purchase Common Stock.

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).